Exhibit 5.1

Tulchinsky-Stern & Co., Law Offices

14 Abba-Hillel Road, Ramat-Gan, Israel 52506

February 18, 2004

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), and were asked to give our opinion in connection with the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (as amended) (the “2000 Plan”) and the Stock Option Plan for Novopharm Employees (the “Novopharm Plan”, and together with the 2000 Plan, the “Plans”). In that regard, the Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 1,100,000 ordinary shares, par value NIS 0.1 per share, of the Company, to be issued under the Plans to employees of the Company or its affiliates. The ordinary shares registered under the Plans (the “Shares”) may be represented by the Company’s American Depositary Shares (“ADSs”) under the Deposit Agreement, dated as of February 12, 1997 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company’s ADSs. The Shares are issuable to certain employees of direct and indirect subsidiaries of the Company in the United States and Canada, upon the exercise of options granted to such employees under the Plans.

We have been informed by the Company that: Shares to be issued upon the exercise of options granted or to be granted under the Plans will either be newly issued shares of the Company (“Newly Issued Shares”) or Shares purchased by the Company or its subsidiaries in the open market or from a subsidiary of the Company (collectively, “Issued and Outstanding Shares”).

We have received from the Company, and have examined, the Plans, the relevant information regarding the Deposit Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions (the “Documentation”), that we think are necessary for the purpose of rendering the opinions set forth below. Furthermore, we are relying on the Company’s assurance as to the veracity of all signatures and the authenticity of all the Documentation.

On the basis of the foregoing, we are of the opinion that:

1.	The Issued and Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Newly Issued Shares have been duly and validly authorized. Upon the granting of options under the Plans in accordance with the terms of the Plans, and their due exercise by option holders under the terms of the Plans, and the applicable option agreements issued pursuant to and consistent with the Plans, the Newly Issued Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

4.	Under the choice of law or conflict of laws doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or on the grounds of being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky-Stern & Co.

Tulchinsky-Stern & Co., Law Offices